Exhibit 10.8

TERMINATION OF SECURITIES PURCHASE, LOAN AND SECURITY AGREEMENT

This Termination of Securities Purchase, Loan and Security Agreement (this “Agreement”) is dated as of November 13, 2024, by and between Capstone Holding Corp. (f/k/a Capstone Therapeutics Corp.) (the “Company”), and BP Peptides, LLC (“Buyer”).

WHEREAS, as of the date hereof, the Company and Buyer are parties to that certain Securities Purchase, Loan and Security Agreement dated as of July 14, 2017 (as amended the “SPLSA”);

WHEREAS, as of March 31, 2024, the outstanding principal amount of the Loan (as defined in the SPLSA) was evidenced by Note 1 (as defined in the SPLSA) (the “March Note”);

WHEREAS, the Company and Buyer are parties to that certain Amended and Restated Promissory Note, dated as of August 31, 2024, in the original principal amount of $700,617.52 (the “Prior Note”), which amended and restated the March Note and was given in substitution for, and not as payment of, the March Note as more fully described therein; and

WHEREAS, the Company and Buyer desire to amend and restate the Prior Note in the form of that certain Second Amended and Restated Promissory Note, dated as of November 11, 2024, in the original principal amount of $700,617.52 (the “October Note”) and, as part of such transaction, the Company and Buyer desire to terminate the SPLSA so that the Company’s liabilities and obligations with respect to the Loan (as defined in the SPLSA) are solely set forth in the October Note.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, it is mutually covenanted and agreed as follows:

1. Termination of SPLSA. The SPLSA is hereby terminated effective as of November 13, 2024 (the “Termination Date”).

2. Effect of Termination. Effective as of the Termination Date, all of the Company’s and Buyer’s rights, remedies, liabilities and obligations under the SPLSA shall terminate, with the intent and effect that each party shall be released of all of its rights and obligations thereunder, except for those that specifically survive any termination of the SPLSA.

3. Merger; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall not be modified or canceled or amended except by written instrument signed by both parties.

4. Binding Effect. This Agreement shall bind and inure to the benefit of Company and Buyer and their respective successors, legal representatives and assigns.

5. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

6. Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail in portable document format (PDF)), each of which shall be deemed an original, and all of which shall constitute one and the same document.

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IN WITNESS WHEREOF, the undersigned have executed this Termination of Securities Purchase, Loan and Security Agreement as of the date set forth above.

COMPANY:

CAPSTONE HOLDING CORP.

By:	/s/ Edward Schultz
Name:	Edward Schultz
Title:	CFO

BUYER:

BP PEPTIDES, LLC

By:	/s/ Matthew Lipman
Name:	Matthew Lipman
Title:	President

[Signature Page to Termination of SPLSA]